UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 15, 2018

SM Energy Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 15, 2018, SM Energy Company (the “Company”) called for redemption all of the approximately $344.6 million aggregate principal amount outstanding of its 6.500% Senior Notes due 2021 (CUSIP Nos. 78454L AC4, 78454L AD2 and U83067AB1) (the “2021 Notes”), in accordance with the optional redemption provisions applicable thereto, as set forth in Article Three of the Indenture dated as of November 8, 2011 (the “Indenture”) by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”).  The Indenture was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 10, 2011.

The redemption price for the 2021 Notes will be equal to 102.167% of the principal amount, plus accrued and unpaid interest on the principal amount of the 2021 Notes to be redeemed up to but excluding the redemption date. The Company expects to pay the redemption price for the Notes with cash on hand.

A notice of redemption has been sent by the Trustee to the registered holders of the 2021 Notes.  The redemption date for the 2021 Notes will be July 16, 2018 (the “Redemption Date”).  Upon the deposit by the Company with the Trustee or the paying agent prior to 1:00 p.m. New York time on the Redemption Date of money sufficient to pay the redemption price and accrued interest on all 2021 Notes to be redeemed, interest shall cease to accrue on the 2021 Notes.  Upon redemption by the Company of the 2021 Notes, none of the 2021 Notes will remain outstanding.

This Current Report on Form 8-K does not constitute a notice of redemption under the Indenture.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

	By:	/s/ David W. Copeland
	Name:	David W. Copeland
	Title:	Executive Vice President and General Counsel

June 19, 2018